Exhibit 5.3
ULHÔA CANTO, REZENDE E GUERRA — ADVOGADOS
AV. PRES. ANTONIO CARLOS, 51 — 12° ANDAR — CEP 20020-010 — RIO DE JANEIRO — BRASIL
TEL.:(21) 3824-3265 — FAX: (21)2240-7360 — Email: ucrgrj@ulhoacanto.com.br
www.ulhoacanto.com.br
AV. BRIG. FARIA LIMA, 1847 — PINHEIROS – CEP 01451-001 – SÃO PAULO — BRASIL
TEL.:(11) 3066-3066 — FAX: (11)3081-5804 — Email: ucrgsp@ulhoacanto.com.br
June 24, 2009
FMS-PLC–[    ]/09
TELESAT SPACE PARTICIPAÇÕES LTDA.
Av. Rio Branco N. 1, suite 1608 (part)
City of Rio de Janeiro, State of Rio de Janeiro, Brazil
CEP 20.090-003
TELESAT BRASIL CAPACIDADE DE SATÉLITES LTDA.
Av. Rio Branco N. 1, suite 1608
City of Rio de Janeiro, State of Rio de Janeiro, Brazil
CEP 20.090-003
TELESAT BRASIL LTDA.
Alameda da Serra No. 400, 4th floor, suites 410 and 414
City of Nova Lima, State of Minas Gerais, Brazil
CEP 34.000-000
TELESAT SERVIÇOS DE TELECOMUNICAÇÃO LTDA.
Alameda da Serra No. 400, 4th floor, suites 402 and 406
City of Nova Lima, State of Minas Gerais, Brazil
CEP 34.000-000
Ladies and Gentlemen:
1. We have acted as counsel to Telesat Space Participações Ltda. (“TSP”), Telesat Brasil Capacidade de Satélites Ltda. (“TBCS”), Telesat Brasil Ltda. (“TBL”) and Telesat Serviços de Telecomunicação Ltda. (“TSL”) (collectively, the “Companies”) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by Telesat Canada, as issuer, Telesat LLC, as co-issuer, and certain guarantors, including the Companies, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to: (i) the issuance by Telesat Canada and Telesat LLC, as co-issuer, of up to US$692,825,000 aggregate principal amount of 11% Senior Notes due 2015 (collectively, the “Senior Notes”); (ii) the issuance by Telesat Canada and Telesat LLC, as co-issuer, of up to $217,175,000 aggregate principal amount of 12.5% Senior Subordinated Notes due 2017 (collectively, the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”); (iii) the issuance by the Companies of guarantees (the “Senior Note Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Senior Notes; and (iv) the issuance by the Companies of guarantees (the “Senior Subordinated Note

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Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Senior Subordinated Notes.
2. The Senior Notes and the Senior Note Guarantee will be issued under and pursuant to the Indenture (the “Senior Indenture”), dated as of June 30, 2008 among Telesat Canada, as issuer, Telesat LLC, as co-issuer, and certain guarantors, including the Companies, and The Bank of New York, as trustee (the “Trustee”), governing the Senior Notes. The Senior Subordinated Notes and the Senior Subordinated Note Guarantee will be issued under and pursuant to the Indenture (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), dated as of June 30, 2008 among Telesat Canada, as issuer, Telesat LLC, as co-issuer, and certain guarantors, including the Companies, and the Trustee, governing the Senior Subordinated Notes.
3. The Senior Notes are being offered in exchange for the unregistered Senior Notes due 2015 of Telesat Canada and Telesat LLC, as co-issuer, and the Senior Subordinated Notes are being offered in exchange for the unregistered Senior Subordinated Notes due 2017 of Telesat Canada and Telesat LLC, as co-issuer.
4. As counsel to the Companies, we have examined copies of, but have not participated in the negotiation, preparation or settlement of:
(a) the Registration Statement; and
(b) the executed Indentures.
5. We understand that, when issued, the Senior Notes will be unconditionally guaranteed on an unsecured, senior basis by each of the Companies, among others, and that, when issued, the Senior Subordinated Notes will be unconditionally guaranteed on an unsecured, senior subordinated basis by each of the Companies, among others. The Senior Note Guarantee is described and included in the Senior Indenture and the Senior Subordinated Note Guarantee is described and included in the Senior Subordinated Indenture.
6. We have examined such records of the Companies, such certificates of officers of each of the Companies, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions express below.
7. For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):
(a) the genuineness of all signatures (whether on originals or copies of documents);
(b) the legal capacity of all natural persons;
(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;
(d) that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates

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indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and
(e) the completeness and accuracy of all statements of fact set forth in the certificates of officers of each of the Companies.
8. We have assumed and did not verify the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of and the compliance with covenants by each of the parties to the Indentures, as well as of the statements made at the Registration Statement).
9. For the purposes of the opinion expressed in paragraph 11 below, we have relied solely on the following corporate documents, a copy of which has been provided to you:
(a) the articles of association (contrato social) of TSP, as approved by the 21st Amendment to the articles of association of TSP, dated as of January 14, 2008, filed with the Trade Board of the State of Rio de Janeiro on January 18, 2008, which also appoints Mr. Philip Joseph Rabito and Mr. Flávio Bartolomeu da Silva as managers of TSP;
(b) the minutes of a resolution of the quotaholders of TSP dated as of May 06, 2008, filed with the Trade Board of the State of Rio de Janeiro on May 08, 2008, authorizing execution of the Indentures and related documents to which TSP is a party;
(c) the minutes of a resolution of the quotaholders of TSP dated as of May 26, 2009, filed with the Trade Board of the State of Rio de Janeiro on June 01, 2009, authorizing the execution of the Registration Statement and any amendments thereto;
(d) the articles of association (contrato social) of TBCS, as approved by the 23rd Amendment to the articles of association of TBCS, dated as of January 14, 2008, filed with the Trade Board of the State of Rio de Janeiro on January 23, 2008, which also appoints Mr. Philip Joseph Rabito and Mr. Flávio Bartolomeu da Silva as managers of TBCS;
(e) the minutes of a resolution of the quotaholders of TBCS dated as of May 06, 2008, filed with the Trade Board of the State of Rio de Janeiro on May 08, 2006, authorizing the execution of the Indentures and related documents to which TBCS is a party;
(f) the minutes of a resolution of the quotaholders of TBCS dated as of May 26, 2009, filed with the Trade Board of the State of Rio de Janeiro on June 01, 2009, authorizing the execution of the Registration Statement and any amendments thereto;
(g) the delegation of authority — written approvals for Telesat Brasil Ltda. and Telesat Serviços de Telecomunicação Ltda. — issued by Telesat Canada on May 6, 2008, authorizing the execution of the Indentures and related documents to which TBL and TSL are parties;
(h) the articles of association (contrato social) of TBL, as approved by the 12th Amendment to the articles of association of TBL, dated as of January 14, 2008, filed with the Trade Board of the State of Minas Gerais, on January 28, 2008;

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(i) the articles of association (contrato social) of TBL, as approved by the 13th Amendment to the articles of association of TBL, dated as of July 30, 2008, filed with the Trade Board of the State of Minas Gerais, on September 24, 2008, which appoints Mr. Philip Joseph Rabito and Mr. Flávio Bartolomeu da Silva as managers of TBL;
(j) the minutes of a resolution of the quotaholders of TBL dated as of May 27, 2009, presented for filing (protocolo) with the Trade Board of the State of Minas Gerais on June [15], 2009 (and still to be filed in order to be enforceable against third parties), authorizing the execution of the Registration Statement and any amendments thereto, as well as ratifying the execution of the Indentures and related documents to which TBL is a party;
(k) the articles of association (contrato social) of TSL, as approved by the 9th Amendment to the articles of association of TSL, dated as of January 14, 2008, filed with the Trade Board of the State of Minas Gerais, on January 28, 2008;
(l) the articles of association (contrato social) of TSL, as approved by the 10th Amendment to the articles of association of TSL, dated as of July 30, 2008, filed with the Trade Board of the State of Minas Gerais on August 28, 2008, which also appoints Mr. Philip Joseph Rabito and Mr. Flávio Bartolomeu da Silva as managers of TSL; and
(m) the minutes of a resolution of the quotaholders of TSL dated as of May 27, 2009, presented for filing (protocolo) with the Trade Board of the State of Minas Gerais on June [15], 2009 (and still to be filed in order to be enforceable against third parties), authorizing the execution of the Registration Statement and any amendments thereto, as well as ratifying the execution of the Indentures and related documents to which TSL is a party.
10. The opinions expressed below are limited to the laws of Brazil, in effect as at the date hereof (collectively, “Brazilian Law”) and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction. In particular we have made no independent investigation of the laws of the State of New York or of the United States of America, and do not express or imply any opinion on such laws. We assume no obligation to revise or supplement this opinion.
11. Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:
11.1. Each of the Companies is existing under the laws of Brazil.
11.2. The execution and delivery by each of the Companies of the Indentures and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate action on the part of each of the Companies and each of the Indentures has been duly executed and delivered (to the extent such delivery is governed by Brazilian Law) by each of the Companies.
11.3 The Senior Note Guarantee has been duly authorized by each of the Companies.

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11.4 The Senior Subordinated Note Guarantee has been duly authorized by each of the Companies.
     12. The opinions expressed above are rendered solely for the benefit of the addressees in connection with the transactions herein described and may not be used or relied upon by you for any other purpose or used or relied upon by any other person for any purpose whatsoever without our prior written consent except that copies of this opinion letter may be furnished to your counsel Orrick, Herrington & Sutcliffe LLP, which may rely upon the opinions set forth herein as though addressed to it. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.
Very truly yours,
ULHÔA CANTO, REZENDE E GUERRA – ADVOGADOS
/s/ Flávia Martins Sant’Anna Perlingeiro
Flávia Martins Sant’Anna Perlingeiro
/s/ Paula Lima Nogueira Costa
Paula Lima Nogueira Costa